CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust III and to the use of our report dated August 26, 2016 on the financial statements and financial highlights of Cane Alternative Strategies Fund, a series of shares of beneficial interest of Northern Lights Fund Trust III. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 26, 2016